Exhibit 13.31

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available on this website.

You may obtain a copy of the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

This transcript was exported on Jun 19, 2019 - view latest version here.

Muneeb Ali:                                                                             Hi everyone. I’m Muneeb, co founder of Blockstack. Blockstack is the next evolution in computing. We’ve seen three main areas of computing before. We had mainframes that were these large computers that everyone depended on. Then we got desktops where users were in control and they owned their own computers and their data and information. And then we saw cloud computing where we’re dependent on these large companies running services for us. And we are about to embark on this major shift in computing called decentralized computing where users are getting back in control. In this next evolution of computing, there’s less reliance on large tech companies and it enables a more direct relationship between developers and users.

Patrick Stanley:                                                          I’m Patrick and I’m the head of growth at Blockstack PBC. I’m excited about the thousands of developers that are pioneering in the Blockstack ecosystem. It’s early days, but already we’re seeing alternatives to Google Docs, DocuSign, TurboTax, Facebook, LastPass, Evernote and more.

The Next Era In Computing Blockstack (Completed 06/19/19)

Transcript by Rev.com

Muneeb Ali:                                                                             The network went live in late 2018 and we already have more than a hundred applications built on Blockstack. With Blockstack, users register their own universal username that works everywhere. They don’t have to create new accounts with every single application. They don’t have to worry about passwords and applications are storing data with the users. What that means is that users are in control of their own data. If you don’t like an application, you can just delete it without worrying about what this application can do with my information.

Brittany L.:                                                                                 I’m Brittany and I run investor relations at Blockstack. I actually met Blockstack when I was working at Union Square Ventures in 2014. We led the seed rounds in the company and then went on to lead the series A as well. So in total Blockstack has raised over $50 million, but that’s only been from institutions and accredited investors.

Muneeb Ali:                                                                             The Blockstack network is not run by any single company. Instead it is powered by the stacks token. Stacks tokens are consumed as fuel when you register digital assets or smart contracts on the system. And if you want to execute these smart contracts, you use the stacks tokens as well.

Patrick Stanley:                                                          I’m excited about the stacks token for how it’s going to accelerate the development of applications in the Blockstack ecosystem and let us build a world that really puts users first.

Muneeb Ali:                                                                             At Blockstack, we care about compliance and regulations. We publicly filed with the SEC for a regulated token offering and are now waiting for SEC qualification. Potential investors should sign up for notifications at StacksToken.com.